EXHIBIT 5
Briggs and Morgan
Professional Association
2200 IDS Center
Minneapolis, MN 55402
(612) 977-8400
November 16, 2007
Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
     Re:     Wireless Ronin Technologies, Inc.
                 Registration Statement on Form S-8
                 Amended and Restated 2006 Equity Incentive Plan
                 2007 Associate Stock Purchase Plan
Ladies and Gentlemen:
     In connection with the registration on Form S-8 under the Securities Act of an additional 750,000 shares of common stock to be issued under the Wireless Ronin Technologies, Inc. Amended and Restated 2006 Equity Incentive Plan and 300,000 shares to be issued under the Wireless Ronin Technologies, Inc. 2007 Associate Stock Purchase Plan, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the provisions of the applicable plan, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Wireless Ronin Technologies, Inc.
     We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,
/s/ BRIGGS AND MORGAN,
Professional Association